UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 23, 2015 , Randall M. Schrick, Vice President of Production and Engineering, notified MGP Ingredients, Inc. (the "Company") that he intends to retire effective as of December 31, 2015. To ensure an orderly transition of his responsibilities, Mr. Schrick will provide consulting services to the Company under the terms of a consulting agreement entered into with the Company on June 23, 2015 (the "Consulting Agreement"). Under the Consulting Agreement, Mr. Schrick will provide consulting with respect to such business matters as he previously provided services. During the term of the Consulting Agreement and for an 18-month period thereafter, Mr. Schrick will be subject to customary noncompetition, customer and supplier nonsolicitation and employee nonsolicitation restrictions. Additionally, in recognition of Mr. Schrick's service to the Company, the Company has elected to continue the vesting of Mr. Schrick's outstanding restricted stock and restricted stock unit awards on their original vesting schedules. As of the date hereof, 16,500 shares of restricted stock and 29,941 restricted stock units were unvested and will continue to vest following Mr. Schrick's planned retirement.
Attached as Exhibit 99.1 is the Company's press release making the announcement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press release dated June 23, 2015
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: June 23, 2015                By:    /s/ Augustus C. Griffin
Augustus C. Griffin
President and Chief Executive Officer